Exhibit 5.1

SIDLEY AUSTIN LLP 70 ST MARY AXE LONDON EC3A 8BE +44 20 7360 3600 +44 20 7626 7937 FAX AMERICA ● ASIA PACIFIC ● EUROPE

May 22, 2025

Cipher Mining Inc.

1 Vanderbilt Avenue, Floor 54

New York, New York 10017

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-281908 (the “Registration Statement”), filed by Cipher Mining Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement and an underwriting agreement dated May 20, 2025 (the “Underwriting Agreement”) among the Company and the underwriters named therein (the “Underwriters”), the Company is issuing $172,500,000 aggregate principal amount of the Company’s 1.75% Convertible Senior Notes due 2030 (the “Securities”), including $22,500,000 aggregate principal amount of Securities to be issued by the Company pursuant to the exercise by the Underwriters in full of their right to purchase additional Securities, granted pursuant to Section 2 of the Underwriting Agreement. The Securities are being issued under an Indenture dated as of May 22, 2025 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of May 22, 2025 (the “First Supplemental Indenture;” the Base Indenture, as amended and supplemented by the First Supplemental Indenture, is hereinafter called the “Indenture”), each between the Company and U.S. Bank Trust Company, National Association as trustee (the “Trustee”). The Securities will be convertible in certain circumstances into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) in accordance with the terms of the Indenture. The maximum number of shares of Common Stock issuable upon conversion of the Notes is referred to herein as the “Conversion Shares.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Securities in global form and the resolutions adopted by the board of directors of the Company and the pricing committee thereof established by such board relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we

Cipher Mining Inc.

May 22, 2025

have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) The Securities will constitute valid and binding obligations of the Company when the Securities are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

(2) The Conversion Shares have been duly authorized by the Company, and when issued and delivered by the Company upon conversion of the Securities in accordance with the Indenture, will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that, at the time any such Conversion Shares are issued upon conversion of the Securities, there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s amended and restated certificate of incorporation as then in effect.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP